Exhibit 10.19

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the        day of                ,    , between PARTICLE DRILLING TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and                          (“Director”).

1.   Award.   Pursuant to the PARTICLE DRILLING TECHNOLOGIES, INC. 2005 STOCK INCENTIVE PLAN, as amended (the “Plan”), as of the date of this Agreement,                  shares (the “Restricted Shares”) of the Company’s common stock shall be issued as hereinafter provided in Director’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by Director and upon satisfaction of the conditions of this Agreement. Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.   Restricted Shares.   Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)   Forfeiture Restrictions.   The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Director’s membership on the Board for any reason other than death or disability (within the meaning of section 22(e)(3) of the Code), Director shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of Director’s membership on the Board are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)   Lapse of Forfeiture Restrictions.   The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule, provided that Director has continuously served as a member of the Board from the date of this Agreement through the lapse date:

Lapse Date	Percentage of Total Number Of Restricted Shares as to Which Forfeiture Restrictions Lapse
50%
100%

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change (as hereinafter defined) provided that Director has continuously served as a member of the Board from the date of this Agreement to the date of such Corporate Change or (ii) the date Director’s membership on the Board is terminated by reason of death or disability (within the meaning of section 22(e)(3) of the Code). For purposes of the preceding sentence, the term “Corporate Change” shall have the same meaning as is assigned to such term in the Plan; provided, however, that the term “Corporate Change” shall not include any reorganization, merger, consolidation, or similar transaction or series of transactions pursuant to which the record holders of the outstanding shares of the Company’s stock immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the outstanding voting securities (based upon voting power) of (a) any entity which owns (directly or indirectly) the stock of the Company, (b) any entity with which the Company has merged, or (c) any entity that owns an entity with which the Company has merged. In addition, in no event shall a recapitalization of the Company, a reclassification of the Company’s capital stock, or other change in the Company’s capital structure (a “recapitalization”) constitute a Corporate Change, and the Forfeiture Restrictions shall not lapse upon the occurrence of any such recapitalization.

(c)   Certificates.   A certificate evidencing the Restricted Shares shall be issued by the Company in Director’s name, pursuant to which Director shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions). Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Director agrees to deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Director is a party) in the name of Director in exchange for the certificate evidencing the Restricted Shares. However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Director’s benefit at a brokerage/financial institution selected by the Company. Director agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Director’s behalf.

(d)   Corporate Acts.   The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

3.   Withholding of Tax/Tax Election.   To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to Director for federal, state or local tax purposes, Director shall deliver to the Company at the time of such receipt or lapse such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company or the Committee may approve. In addition, the Company may withhold unrestricted shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon the lapse of the Forfeiture Restrictions to satisfy its withholding obligations. If Director makes the election authorized by section 83(b) of the Code in connection with the award of the Restricted Shares, Director shall submit to the Company a copy of the statement filed by Director to make such election.

4.   Status of Stock.   Director agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Director also agrees that (a) the certificates representing the

Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.   Board Membership.   Any question as to whether and when there has been a termination of Director’s membership on the Board, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

6.   Notices.   Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Director, such notices or communications shall be effectively delivered if sent by registered or certified mail to Director at the last address Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

7.   Entire Agreement; Amendment.   This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Director and the Company and constitutes the entire agreement between Director and the Company with respect to the subject matter of this Agreement. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Director and an authorized officer of the Company.

8.   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

9.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

10.   Jurisdiction.   Each of the Company and Director hereby irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts sitting in Harris County, Texas with respect to any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby and (ii) waives the right to contend in any such action that venue is improperly laid in any such court or that it is an improper or inconvenient forum or lacks personal jurisdiction. If Director now or hereafter resides outside the State of Texas, Director hereby irrevocably appoints the General Counsel of the Company as Director’s authorized agent upon whom process may be served at such General Counsel’s Company office for notices under this Agreement in any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any state or federal court in the State of Texas by the Company, and Director hereby agrees to so act. Director agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the authorized agent of Director and written notice of such service to Director shall be deemed, in every respect, effective service of process as to Director for purposes of any such suit, action, or proceeding instituted in any state or federal court in the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all effective as of the day and year first above written.

PARTICLE DRILLING TECHNOLOGIES, INC.
By:

DIRECTOR